WISeKey Enters Into $30 Million Convertible Notes Subscription Agreements

Geneva, Switzerland – October 23, 2024: – Ad-Hoc announcement pursuant to Art. 53 of SIX Listing Rules – WISeKey International Holding Ltd. ("WISeKey") (SIX: WIHN, NASDAQ: WKEY), a global leader in cybersecurity, digital identity and Internet of Things (IoT) innovations operating as a holding company, today announced that it has signed Convertible Notes Subscription Agreements (“Agreements”) for up to $30 million, via private placements with a select group of institutional investors (the “Investors”).

Under terms of the Agreements, WISeKey will initially issue convertible notes in the aggregate principal amount of $2,500,000 for subscription by the Investors. WISeKey has the right to request the Investors to subscribe for additional tranches, each additional tranche will be in the aggregate principal total amount of $1,250,000 per Investor, at the date and time determined by WISeKey, subject to certain cool-down and volume-related criteria. Each of the convertible notes under the Agreements has a maturity date of 12 months after the relevant issue date and is convertible at any time at the election of the Investors into WISeKey Class B Shares. The conversion price under the Agreements is equal to the lower of a fixed conversion price as determined in the Agreements and 94% of the lowest daily VWAPs of one Class B Share, as applicable, during the ten (10) consecutive trading days preceding the relevant conversion date.

Carlos Moreira, Founder and CEO of WISeKey noted, “This new funding provides WISeKey with flexible financing at a competitive cost, which is particularly valuable in the current market environment. It enables us to continue funding the growth and development of our core cybersecurity business and strategic initiatives at each of our subsidiaries. Specifically, WISeSat.Space remains focused on key projects, including the deployment of a low-orbit satellite constellation by 2027 by leveraging cutting-edge technological innovations, and SEALSQ is on track to launch its next-generation post-quantum semiconductors in 2025. Additionally, this financing will support our ongoing work on SEALCOIN, with a second Proof of Concept set for January 2025, which will demonstrate the transfer of tokens via satellite to IoT devices thus accelerating the token's broader availability on digital exchanges in 2025.”

Maxim Group LLC served as the sole placement agent for these private placements.

About WISeKey

WISeKey is a Swiss-based computer infrastructure company specializing in cybersecurity, digital identity, blockchain, Internet of Things (IoT) solutions, and post-quantum semiconductors. As a computer infrastructure company, WISeKey provides secure platforms for data and device management across industries like finance, healthcare, and government. It leverages its Public Key Infrastructure (PKI) to ensure encrypted communications and authentication, while also focusing on next-generation security through post-quantum cryptography.

WISeKey's work with post-quantum semiconductors is aimed at future-proofing its security solutions against the threats posed by quantum computing. These advanced semiconductors support encryption that can withstand the computational power of quantum computers, ensuring the long-term security of connected devices and critical infrastructure. Combined with its expertise in blockchain and IoT, WISeKey's post-quantum technologies provide a robust foundation for secure digital ecosystems at the hardware, software, and network levels.

Disclaimer
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FinSa's predecessor legislation or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

Press and Investor Contacts

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +1 212 836-9612 / kmurphy@equityny.com